Exhibit 99.1

Trunkbow Announces Stockholders’ Approval of Merger Agreement

BEIJING – April 14, 2014 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of mobile payment solutions and mobile value added services in the PRC, today announced that, at a special meeting of the stockholders of the Company held today, the Company’s stockholders voted in favor of the proposal to adopt the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated December 10, 2013, by and among the Company, Trunkbow Merger Group Limited (“Parent”) and Trunkbow International Merger Sub Limited (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company after the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement was approved by approximately 81.7% of the outstanding shares of Company common stock and approximately 67.5% of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Wanchun Hou and Mr. Qiang Li and their respective affiliates), satisfying the voting requirements to adopt the Merger Agreement.

The parties currently expect to complete the Merger as soon as possible, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. If completed, the Merger will result in the Company becoming a privately-held company and the common stock of the Company will no longer be listed on the NASDAQ Global Market.

About Trunkbow

Trunkbow International Holdings Limited (NASDAQ: TBOW) is a leading provider of mobile payment solutions (“MPS”) and mobile value added solutions (“MVAS”) in the PRC. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the MVAS and MPS markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company’s current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward-looking statements involve inherent risks, uncertainties and assumptions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information

In China:

Trunkbow International Holdings Limited

Ms. Alice Ye, Chief Financial Officer

Phone: +86 (10) 8571-2518 (Beijing)

Email: ir@trunkbow.com